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                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting part of this Pre-Effective Amendment No. 1 to the registration statement (Securities Act of 1933 No. 333-14049 and Investment Company Act of 1940 No. 811-8608) on Form N-2 (the "Registration Statement") of our report dated September 30, 1996, relating to the financial statements and financial highlights appearing in the September 30, 1996 Annual Report to Shareholders of The Fidelity Advisor Korea Fund, Inc. which is incorporated by reference into the Registration Statement.

We also consent to the references to us under the headings "Financial Highlights" and "Experts" in such Prospectus.



/s/ Price Waterhouse LLP

PRICE WATERHOUSE LLP
Boston, Massachusetts
November 12, 1996